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                                                                  EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

                  This AGREEMENT made as of the 8th day of March, 2000
BETWEEN

         STRESSGEN BIOTECHNOLOGIES INC. (a Delaware corporation) and STRESSGEN BIOTECHNOLOGIES CORPORATION (a British Columbia corporation) having an office at 350 - 4243 Glanford Avenue, Victoria, British Columbia

         (collectively, the "Employer")

AND:

         DAN KORPOLINSKI, residing at 935 Sarena, Waterford, Michigan, USA,
         48327

         (the "Executive")

         WITNESSES THAT WHEREAS:

A. The Employer wishes to employ the Executive under the terms and conditions contained in this Agreement; and

B. The Executive has agreed to the terms and conditions of employment herein;

         THEREFORE in consideration of the covenants and agreements herein, and for other good and valuable consideration given by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:

1.       EMPLOYMENT

   1.1 POSITION. StressGen Biotechnologies Inc. ("StressGen U.S.") agrees to employ the Executive as President and Chief Executive Officer of its operations in the United States upon the terms and conditions set out herein. Following the completion of three months of employment ending May 23, 2000, the Executive shall, in addition to his duties for StressGen Inc., be appointed as and shall assume the duties of the President and Chief Executive Officer of StressGen Biotechnologies Corp. ("StressGen Corp.") upon the terms and conditions set out herein. The Executive shall be nominated for election to the Board of Directors of StressGen Corp. at its annual general meeting called for May 23, 2000.

   1.2   SERVICE. During the Term the Executive shall:

         (a) well and faithfully serve the Employer and use his best efforts to promote the best interests of the Employer;


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         (b)      unless prevented by ill health or injury, devote the whole of his working time and attention to the business of the Employer; and

         (c) not, without the prior written consent of the Employer, which consent may be withheld in the sole discretion of the Employer, engage in any other business, profession or occupation, or become an officer, employee, contractor for service, agent or representative of any other employer, partnership, firm, person, organization or enterprise, where that engagement or position conflicts, or could reasonably conflict at some, future date, or interferes, or could reasonably interfere at some future date, with the Executive's performance of his duties and obligations to the Employer, except that the Executive shall be allowed to continue as a director of the public corporation of which he is presently a director.

   1.3 TERM. The term of this Agreement shall be for a period of four years (the "Term") commencing from the date of this agreement, unless sooner terminated in accordance with section 4 of this Agreement.

   1.4   LOCATION OF EMPLOYMENT. The Executive shall be based in
Collegeville, PA., but shall be required to travel the office of StressGen Corp. in Victoria, BC as needed to perform his duties and obligations under this Agreement. It is anticipated that the Employer may relocate its operations during the Term, and the Executive agrees to relocate as required by the Board of Directors of StressGen Corp. to any location in the United States.

2. COMPENSATION AND BENEFITS. During the Executive's employment with the Employer, the Employer shall pay to the Executive the compensation and provide the benefits as set out in Schedule A, which sets out completely the compensation and benefits entitlement of the Executive.

3. EXPENSES. The Executive shall be reimbursed by the Employer for all reasonable expenses incurred in connection with his employment in accordance with the general policies and procedures of the Employer. In particular, the Employer shall reimburse the Executive for transportation, accommodation and other reasonable expenses associated with business travel, including travel to the office of StressGen Corp. in Victoria, BC., and expenses incurred as a result of any relocation of the head office of StressGen Corp or its successor.

4.       TERMINATION OF AGREEMENT AND EMPLOYMENT

   4.1 TERMINATION BY EXECUTIVE. The Executive may terminate his employment with the Employer by giving not less than 90 days written notice of termination to the Employer. If the Executive gives notice of termination under this section 4.1, the Employer may, in its sole discretion, immediately terminate this Agreement and the employment of the Executive without any notice or compensation in lieu of notice to the Executive and the Employer will have no further obligations to the Executive with respect to the termination of his employment or this Agreement including, without limitation, any compensation, severance pay or damages.

   4.2 TERMINATION BY EMPLOYER. The Employer may terminate the employment of the Executive by paying to the Executive a severance package equivalent to 12 months Base Salary


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(as defined in Schedule A), payable in equal monthly instalments commencing on the 15th day of the month following the termination of employment (the "Severance Period"). The Employer shall continue to provide all medical and health care benefits and all other benefits that it is permitted or able to provide under the applicable rules of the relevant plans during the Severance Period. The Employer will also reimburse the Executive the premium (up to a maximum of $5,000 U.S. for supplemental life insurance during the Severance Period. The Executive acknowledges that the employer will not continue the long term disability insurance during the Severance Period. The Executive agrees that the compensation payable pursuant to this section 4.2 shall be the maximum compensation to which the Executive is entitled in lieu of reasonable notice, and the Employer will have no further obligations to the Executive with respect to the termination of this Agreement including, without limitation, further severance pay or damages.

   4.3 TERMINATION BY DEATH OR PERMANENT INCAPACITY. The employment of the Executive shall terminate automatically upon the death or permanent incapacity of the Executive. For purposes of this section 4.3, the Executive shall be deemed to have suffered permanent incapacity when the Executive suffers any illness or injury that prevents him from performing his usual employment duties for a period of 12 consecutive months. Where the employment of the Executive is terminated under this section 4.3 the Employer shall be under no obligation to provide the Executive with notice of termination or payment in lieu of notice or any other form of severance pay or damages.

   4.4 TERMINATION BY THE EMPLOYER FOR JUST CAUSE. Notwithstanding any other provision of this Agreement, the Employer may terminate this Agreement and the Executive's employment with the Employer at any time for just cause, without notice or pay in lieu of notice or any other form of compensation, severance pay or damages.

   4.5 DIRECTORSHIP AND OFFICES. Upon the termination of his employment with the Employer, the Executive shall immediately resign any directorship or office held in the Employer or any parent, subsidiary or affiliated companies of the Employer and, except as provided in this Agreement, the Executive shall not be entitled to receive any written notice of termination or payment in lieu of notice, or to receive any severance pay, damages or compensation for loss of office or otherwise, by reason of the resignation or resignations referred to in this section 4.5. On termination of employment with the Employer, the Executive shall immediately relinquish all shares or stock and all equity interests which may be held by the Executive as a nominee for or on behalf of the Employer or any parent, subsidiary or affiliated companies of the Employer.

5.       CHANGE OF CONTROL

   5.1 TERMINATION BY EMPLOYER. Provided this Agreement has not been terminated pursuant to section 4 and notwithstanding section 1.3, in the event that, within the 12 month period immediately following a change of control (as defined in section 5.3), the Employer (1) elects to terminate this Agreement or
(2) changes the Executive's title or responsibilities or (3) requires the Executive to relocate 30 miles or more from the Executive's home, then the Executive will, immediately upon such termination, be entitled to receive an amount (the "Termination Fee") equal to his Base Salary for 12 months. In addition, all Options held by the


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Executive shall vest immediately and the Executive shall have six months to exercise the Options. The Employer shall continue to provide all medical and health care benefits and all other benefits that it is permitted or able to provide under the applicable rules of the relevant plans during the Severance Period. The Employer will also reimburse the Executive the premium (up to a maximum of $5,000 U.S. for supplemental life insurance during the Severance Period . The Executive acknowledges that the employer will not continue the long term disability insurance during the Severance Period. The Executive agrees that the compensation payable pursuant to this section 5.1 is in lieu of the severance package payable under section 4.2 during the Severance Period and shall be the maximum compensation to which the Executive is entitled in lieu of reasonable notice, and the Employer will have no further obligations to the Executive with respect to the termination of this Agreement, including without limitation further severance -pay or damages.

   5.2 TERMINATION BY EXECUTIVE. Provided this Agreement has not been terminated pursuant to section 4 and notwithstanding section 1.3, in the event of a change of control, and for a period of six months immediately following the change of control, the Executive shall have the right at his sole discretion to terminate this Agreement in which case the Executive shall be entitled to immediate payment of the Termination Fee. In addition, all of the Options held by the Executive shall vest immediately and the Executive shall have six months to exercise the Options. The Executive agrees that the compensation payable pursuant to this section 5.2 is in lieu of the severance package payable under section 4.2 during the Severance Period and shall be the maximum compensation to which the Executive is entitled in lieu of reasonable notice, and the Employer will have no further obligations to the Executive with respect to the termination of this Agreement including, without limitation, further severance pay or damages.

   5.3 CHANGE OF CONTROL. For the purposes of this agreement, a "change of control" shall be deemed to have occurred upon the acquisition, directly or indirectly, of more than 50% of the issued voting shares of the Employer by a purchaser or a group of purchasers related to or acting jointly or in concert with each other (within the meaning of the SECURITIES ACT of British Columbia).

6.       CONFIDENTLALITY

   6.1 NON-DISCLOSURE OF INFORMATION OF THE EMPLOYER. During the Term and thereafter the Executive shall keep confidential all information of a confidential or proprietary nature concerning the Employer, its subsidiaries and affiliates and their respective operations, assets, finances, businesses and affairs and shall not use that information for the Executive's personal advantage or the advantage of any third party, provided that nothing herein shall prevent disclosure of information which is publicly available or which is required to be disclosed under applicable law or legal process.

   6.2 CONFIDENTIAL INFORMATION. For the purposes of this section 6.2, the term "confidential information" shall include, but not be limited to, all documents and records, whether original, duplicated, computerized, memorized, handwritten or in any other form, and all information contained therein relating to the business, intellectual property, technology and know how of the Employer.


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   6.3   RETURN OF RECORDS AND EMPLOYER PROPERTY. The Executive shall at any time upon request by the Employer, and in any event upon the expiration of the Term irrespective of the time, manner or cause of the termination of the Executive's employment by the Employer, promptly return to the Employer all records, files, lists, drawings, documents, models, equipment, software, intellectual property, know how and any other property belonging to the Employer or relating to the Employer's business.

7. RESTRICTED ACTIVITIES. During the Term and for a period of 12 months after the expiration of the Term irrespective of the time, manner or cause of the termination of the Executive's employment by the Employer, the Executive shall not, directly or indirectly:

         (1) solicit, divert, or take away from the Employer any client or account of the Employer or assist any other person, corporation or partnership;

         (2)      accept work from any client of the Employer;

         (3) solicit or encourage any employee of the Employer to terminate his employment with the Employer or assist any other person, corporation or partnership to do so; or

         (4)      offer employment to any employee of the Employer.

8. EXECUTIVE COOPERATION AND ASSISTANCE. The Executive agrees that he shall, both during the Term and thereafter, fully co-operate with and assist the Employer in the resolution of complaints, claims or disputes against the Employer, including without limitation civil, criminal or regulatory proceedings.

9. ENFORCEMENT. The Executive acknowledges and agrees that the covenants and obligations under this Agreement are reasonable, necessary and fundamental to the protection of the Employer's business interests, and the Executive acknowledges and agrees that any breach of this Agreement by the Executive would result in irreparable harm to the Employer and loss and damage to the Employer for which the Employer could not be adequately compensated by an award of monetary damages. Accordingly, the Executive acknowledges and agrees that in the event of any breach or threatened breach of any provision of this Agreement by the Executive, the Employer shall, in addition to any and all remedies available to the Employer at law or in equity, be entitled as a matter of right to judicial relief by way of a restraining order, interim, interlocutory or permanent injunction or an order for specific performance as may be necessary to ensure that the Executive complies with and performs his obligations under this Agreement.

10. SEVERABILITY. Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity shall not affect the validity of the remainder of this Agreement which shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid.


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11.      ENTIRE AGREENMNT AND AMENDMENTS. The provisions herein constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter hereof

12. GOVERNING LAW. This Agreement shall be governed by and interpreted exclusively in accordance with the laws of British Columbia, and the courts of British Columbia shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it.

13. ENUREMENT. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

14. ASSIGNMENT OF RIGHTS. The Employer shall have the right to assign this Agreement to another party. The Executive shall not assign his rights under this Agreement or delegate to others any of his functions and duties under this Agreement without the express written consent of the Employer which may be withheld in its sole discretion.

15. AFFILIATED CORPORATIONS. The Executive acknowledges and agrees that all of the Executive's covenants and obligations to the Employer, as well as the rights of the Employer under this Agreement, shall run in favour of and shall be enforceable by the parent, subsidiary and affiliated companies of the Employer. The Executive acknowledges that notwithstanding references in this Agreement to the parent, subsidiary and affiliated companies of the Employer, this Agreement is between the Executive and the Employer and there are no other parties to the Agreement. The Executive shall have no right to enforce this Agreement against any party other than the Employer unless this agreement is assigned to any entity in accordance with section 14.

16. LEGAL ADVICE. The Executive acknowledges that it was recommended to him by the Employer that he obtain independent legal advice before executing this Agreement and that by executing this Agreement the Executive represents that he did obtain independent legal advice.

17. CONFIDENTIALITY OF AGREENMENT. The Executive shall keep confidential and not disclose any of the terms of this Agreement to any person unless required to do so by law or for the purpose of obtaining confidential legal, financial or tax planning advice.

         IN WITNESS WHEREOF the parties have hereto have duly executed this agreement as of the day and year first above written.

STRESSGEN BIOTECHNOLOGIES INC.              STRESSGEN BIOTECHNOLOGIES CORP.

Per:                                        Per:



/s/ Jay M. Short                            /s/ W. A. Cochrane
- ---------------------------------------     ------------------------------------


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Executed by Dan Korpolinski in the          )
presence of:                                )
                                            )
                                            )
/s/ Jay M. Short                            )/s/ Dan Korpolinski
- -------------------------------------------- ---------------------------------
                                            )DAN KORPOLINSKI
                                            )

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                                   SCHEDULE A

SALARY

The Employer shall pay to the Executive an annual salary of U.S.$350,000 (the "Base Salary"), less applicable statutory deductions, paid in equal semi-monthly increments.

The Executive shall also be eligible to receive additional incentive compensation of up to 40% of the Base Salary in respect of any 12 month fiscal year of the Employer if he meets individual objectives on targets to be established by the Employer and the Executive. The targets for 2000 are annexed hereto as Schedule B.

BENEFITS

A.       FRINGE BENEFITS

The Executive shall be eligible to participate in the Executive Benefit Plan of StressGen Inc.

The Employer shall also provide the Executive with appropriate long term disability insurance and the opportunity to participate in a 401K plan of StressGen Inc.

The Employer shall reimburse the Executive up to U.S.$5,000 for additional supplemental life insurance obtained by the Executive.

B.       STOCK OPTIONS

The Employer shall grant to the Executive an option to purchase 11,000,000 common shares of StressGen Corp. (the "Options") of which 50,000 shall vest on the first day of the Executive's. employment. The remaining 950,000 Options shall vest in equal amounts on a monthly basis upon the completion of each month of the Term, unless the Executive ceases to be an employee of the Employer for any reason after which any unvested Options shall expire. In the event of a change of control (as defined in section 5.3 of this Agreement) all Options shall vest immediately. One quarter of the Options shall vest upon the completion in full of each of the four years of employment under the Agreement except in the event of a change of control. The exercise price under the Options shall be the closing price of the common shares on the Toronto Stock Exchange on March 31, 2000. The Options are subject to the approval of all applicable regulatory authorities including the Toronto Stock Exchange, and are subject to the terms and conditions of StressGen Corp.'s stock option plan.

C.       TAX COMPENSATION

If the compensation or other amounts payable under this Agreement or the exercise of stock options are deemed taxable to the Executive under Canadian law, the Employer shall reimburse to the Executive the difference, if any, between the amount of tax payable pursuant to Canadian law and the amount payable pursuant to applicable U.S. law, provided that such difference has been determined after consultation with the Employer's auditors or another tax advisor acceptable to both the Executive and the Employer and that the Canadian tax is payable as a result of the Executive's performance of his duties hereunder in the normal course.


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